                                                                    EXHIBIT 10.6
                                  PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into this 5th day of May, 1998, by and between Speakeasy Gaming of Nevada, Inc, a Nevada corporation ("Buyer"), and Banter, Inc., a Nevada corporation ("Banter"), and Cheyenne Hotel & Casino, Inc., a Nevada corporation ("Cheyenne") Banter together with Cheyenne being individually and collectively referred to from time to time as the "Seller").


                                      RECITALS

     A. Banter is the owner of improved real property consisting of approximately 5.51 commonly known as the Cheyenne Hotel located at 3227 Civic Center Drive, North Las Vegas, in the County of Clark, State of Nevada more particularly described in EXHIBIT A attached hereto and incorporated herein by this reference including: (i) all right, title and interest of Banter in and to any easements, covenants and other rights appurtenance to such land; and (ii) all right, title and interest of Banter in and to any land lying in the bed of any existing dedicated street, road, avenue or alley, open or closed, in front of or adjoining such land (the "Real Property") together with buildings consisting of approximately 131 guest rooms, a restaurant, bar, and ancillary improvements (collectively the "Improvements").

     B. A hotel, restaurant, bar and related businesses (collectively, the "Business") are operated on the Real Property. The Real Property is furnished and equipped with certain furniture, furnishings, fixtures, kitchen, televisions and other equipment and non-consumable items (collectively "FFE") and an assortment of operating supplies consisting of housekeeping and laundry supplies, food and beverage inventories, paper and accounting supplies and similar consumable items (collectively, the "Operating Supplies").

     C. Seller is the sole owner of the Real Property, the Improvements, the FFE and the Operating Supplies. The FFE and the Operating Supplies are collectively called the "Personal Property." Attached hereto and incorporated herein, as Exhibit B-1 is Seller's inventory of the Personal Property. Attached hereto and incorporated herein, as Exhibit B-2 is Seller's inventory of any items of personal property leased by Seller from third parties and not owned by Seller (the "Contract Equipment"). No representation is given, express or implied, under this Agreement or any Exhibit or schedule attached or to be attached hereto that Seller is the owner of the Contract Equipment. Seller acknowledges that the Personal Property consists of those items set forth in Exhibit B-1 and that Exhibits B-1 and B-2 set forth all items of personal property used at the Real Property for the operation of the Real Property and Improvements and the operation of the Business and specifically excludes any gaming device as defined in Nevada Revised Statutes Section 463.0155 ("Gaming Device").

     D. Desert Gaming, Inc., a Nevada corporation ("DGI"), a corporate affiliate of Seller, holds a nonrestricted gaming license from all applicable state, county and municipal governmental authorities with jurisdiction and regulatory control over gaming activities (the "Nevada Gaming Authorities"). American International Trade and Development, Inc., a Nevada corporation ("AITD"), a corporate affiliate of Seller, holds a liquor license issued by the City of

North Las Vegas, Nevada. Notwithstanding anything contained in this Agreement to the contrary, Seller is not transferring, by sale or otherwise, any liquor or gaming license and this sale is not conditional upon Buyer obtaining any such licenses.

     E. The "Name" consists only of such rights as Seller may possess to the name "Cheyenne Hotel." Seller has not taken any steps, including, without limitation, any local, state or federal registration or other filing, to create any right on the part of Seller in or to the aforementioned name. Although Seller will assign rights of Seller in or to the aforementioned name to Buyer at the Closing, Seller expressly disclaims any representation or warranty, either express or implied, relating to Seller's right to exclusive use of such name.

     F. The Real Property, Improvements, Personal Property and Name are collectively referred to as the "Property." The operation of the Business is sometimes called the "Hotel" in this Agreement. The Property does not include any of the following items: Gaming Devices; cash; coins (including coins in slot and vending machines); bank accounts; accounts receivable; utility, or other deposits; choses in action; rights under insurance policies; or rights to any refund of insurance premiums.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS

     (a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Nevada.

     "Closing" shall mean the closing of the purchase and sale of the Property in accordance with Section 13 hereof.

     "Closing Date" shall mean the date of Closing provided for in Section
13(a).

     "Contracts" means (i) all contracts, leases, agreements and obligations currently in force relating to the Property, including, without limitation, all sale, management, construction, leasing, commission, architectural, engineering, operating, employment, service, supply and maintenance agreements excluding any contracts relating to Gaming Devices; and (ii) all leases or other agreements for the use of any equipment, machines or related materials necessary for the Business on or about the Property, including all amendments and exhibits thereto and assignments thereof.

     "Escrow Agent" shall mean Nevada Title Company.


     "Existing Exceptions" means those matters affecting title to the Property as are set forth on Exhibit C attached hereto.

     "Federal Tax Law" means the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1986 Tax Reform Act, as amended.

     "Governmental Authorities" shall mean any governmental or quasi-governmental body or agency having jurisdiction over the Property and/or Seller, including, without limitation, the State of Nevada.

     "Governmental Regulation" shall mean any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to gaming, land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction, and building and fire codes) of the Governmental Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Property.

     "Hazardous Materials" means toxic materials, hazardous waste, hazardous substances [as these terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901, et seq.) or in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. 9601, et seq.)], asbestos or asbestos-related products, oils, petroleum-derived compounds, radon, PCB'S, gas or oil storage tanks, or other such hazardous materials or pesticides as from time to time identified in any laws or regulations or from time to time applicable to the Property.

     "Permits" means all evidence in the possession of Seller that the present structure, use, operation and maintenance of the Property is authorized by, and in compliance with, Governmental Regulations including, but not limited to, true and correct legible copies of any or all gaming permits and licenses, zoning variances, certificates of occupancy (or the equivalent), any or all permits, licenses and other authorizations issued with respect to the Property, and each portion of space in the Property occupied by individual tenants.

     "Permitted Exceptions" shall mean those matters affecting title to the Property set forth on Exhibit D.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

     "Personal Property" means all personal property owned or used by Seller in connection with the operation and maintenance of the Hotel excluding any Gaming Device and alcoholic beverages.

     "Property" means the Real Property, the Improvements, the unimproved pad sites, the parking areas, the Personal Property, the condemnation, as defined in
Section 6(bb), below, and all Leases, warranties and Contracts (but only to the extent accepted by Buyer) relating to the ownership and operation of the Property.

     "Property Documents" means the items specified in Section 2 (b) below that are in the possession or under the control of Seller.

     "Purchase Price" shall have the same meaning as set forth in Section 5(a) below.

     "Studies" means title examinations, surveys, architecture, economic, marketing, engineering, and other tests, including test borings, inspections, investigations, reviews, and/or other similar studies.

     (b) Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.

2.   PROPERTY DOCUMENTS

     (a)  [INTENTIONALLY DELETED].

     (b) The Property Documents, to the extent such Property Documents are in the possession, custody and control of Seller of the Property's Property Manager which shall be attached as Exhibit E, constitute the following items:

          (i) The latest ALTA survey showing all improvements, rights of way, easements, dedications, etc.; plats; site plans; and certified as-built building plans, all relating to the Property.

          (ii) All architectural drawings and specifications, appraisals, zoning, and access documents relating to the Property.

          (iii)     The Permits.

          (iv) Copies of all casualty, liability and other insurance policies presently in effect with respect to the Property.

          (v) Operating statements of income, operating expense and capital expense for the Property as prepared by the Property's hotel manager (affiliated or third party) which have been prepared in the normal course of business for the preceding twelve (12) months, substantially in accordance with generally accepted accounting standards.

          (vi) All assessments and bills for real estate, personal property and any other taxes affecting the Property and for special assessments for the preceding fiscal year, and a summary of any contested tax assessments.

          (vii) True, correct and complete copies of the written Contracts and a schedule of the Contracts to be attached hereto as Exhibit E, including without limitation any and all leases and all amendments, formal or informal, side agreements, concession arrangements or other matters related thereto.

          (viii) Seller's existing title insurance policy for the Property and all amendments, endorsements and exhibits thereto.

          (ix) A list of all threatened, pending or ongoing claims or lawsuits and all outstanding judgments relating to the Property.

          (x) Copies of all promissory notes, loan agreements, mortgages and deeds of trust encumbering the Property.

          (xi) Copies of all engineering and physical inspection reports related to the Property, including but not limited to, those for Hazardous Materials.

          (xii) Copies of all employment agreements with any employees at the Property.

          (xiii) Copies of all correspondence with any of the Nevada Gaming Authorities.

          (xiv) A list of all part-time and full-time employees at the Property.

          (xv) A complete list of Personal Property (including copies of all warranties and guaranties related thereto) used by or on behalf of Seller in connection with operation and maintenance of the Property, plus a copy of any roof warranty or other warranty in effect with respect to any part of the Property.

3.   FEASIBILITY PERIOD

     [INTENTIONALLY DELETED].

4.   PURCHASE AND SALE OF PROPERTY

     (a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, Seller's title to the Property and Buyer agrees to acquire the Property. It is a condition to Buyer's obligation to purchase the Property that title to the Property shall be free and clear of all liens, encumbrances, easements, covenants, conditions and other matters affecting title, except for the Permitted Exceptions, and shall be good of record and in fact merchantable and insurable at standard rates.

     (b) Seller agrees that it will, at any time and from time-to-time after the Closing Date, upon request of Buyer, do, execute, acknowledge or deliver, all such further acts, deeds, assignments, conveyances and assurances as may reasonably be required for the better conveying, transferring, assigning, assuring and confirming the Property to Buyer.

5.   PURCHASE PRICE AND TERMS OF PAYMENT

     (a) Subject to any Closing adjustment, the Purchase Price for the Property shall be Five Million Three Hundred Forty Six Thousand Five Dollars ($5,346,500.00) payable at Closing as follows: (i) payment by Buyer to Seller of $1,581,500 in immediately available funds; and (ii) funding by Madeleine, LLC ("Lender") of an acquisition of a facility in the amount of $3,765,000.

     (b) On the Closing Date, Buyer will cause a federal wire transfer of funds to be made to the Insurance Company, as applicable, in the amount indicated on the Settlement Statement approved by Buyer and Seller, which amount shall be disbursed in accordance with the joint instructions of Buyer and Seller.

6.   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

     (a) Banter is the record owner of fee simple title to the Property. To the best of Seller's knowledge, Banter's title is subject only to the Existing Exceptions, Contracts, and other matters referred to in this Agreement, and except as set forth in Schedule G to this Agreement, Seller is not in default under or in violation of the terms of any Existing Exceptions or Contracts.

     (b) Seller has not made, and prior to the Closing will not make, any commitments to any Governmental Authorities, utility company, school board, church or other religious body, or any homeowner or homeowners' association, or to any other organization, group or individual, relating to the Property which would impose any obligation on Buyer, or its successors or assigns, after the Closing to make any contributions of money, dedications of land or grant of easements or right-of-way, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

     (c) DGI is presently licensed by the State of Nevada Gaming Authorities and is not aware of any pending proceeding or act of DGI or its principal Shawn
A. Scott, which could cause the revocation, suspension or other penalties against DGI or its gaming license.

     (d) The Property is suitable for a nonrestricted gaming operation (as defined in Nevada Revised Statutes Section 463.0177) in every regard.

     (e) On the Closing Date, there will be no contract or agreement in effect for the Property which can not be terminated on 30 days notice, other than the Contracts.

     (f) Except as set forth in Schedule G to this Agreement, all bills and claims for labor performed and materials furnished to or for the benefit of the Property for all periods prior to the Closing Date have been (or prior to the Closing Date will be) paid in full or will be adequately bonded off, and there are no mechanics' liens or materialmen's liens (whether or not perfected) on or affecting the Property.

     (g) Seller has not received any notice that there are any wetlands of any nature located on the Property and, to the best of its knowledge, there are none.

     (h) Seller has not received any notice that there are any special assessments pending, noted or levied against the Property, and, to the best of its knowledge, there are none, nor is there any proposed increase in the assessed value of the Property in its condition as of the date of this Agreement.

     (i) To the best of Seller's knowledge, information and belief, no Hazardous Materials are located on or in the Property, including the surface, soil or subsurface of the Property. Seller has received no notice that Hazardous Materials contaminate or otherwise affect the Property; and to its best knowledge, no Hazardous Materials are present on any adjacent property. To the best of Seller's knowledge, information and belief, the Property has not been previously used for the storage, manufacture, repair or disposal of Hazardous Materials, or machinery containing such Hazardous Materials other than in accordance with applicable law. To the best of Seller's knowledge, information and belief, no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions, Hazardous Materials, or any other environmental, health, or safety matters affecting the Property, or any portion thereof, from any person, government or entity, has been received by Seller. To the best of Seller's knowledge, information and belief, all federal, state and local environmental laws and regulations affecting the Property and Hazardous Materials have been fully complied with, and no heating equipment, incinerator or other burning equipment installed or located in or on the Property violates any law, ordinance, order or regulation of any Governmental Authority.

     (j) Seller is a "United States person" within the meaning of Sections 1445(f)(3) and 7701(a)(3) of the Internal Revenue Code of 1986, as amended.

     (k) Neither Seller nor any entity under common ownership, operation or control (an "affiliate") of Seller having any interest in the Property, specifically including but not limited to DGI, is a party to any Collective Bargaining Agreements, union contracts, union letters or similar agreements for the Property and its employees.

     (l) Exhibit E attached hereto represents a true and complete schedule of the Contracts, all of which shall be terminated by the Closing except as otherwise directed in writing by Buyer. There shall not be any continuing obligations of any nature whatsoever imposed on Buyer following Closing under any agreements existing prior to the Closing (other than obligations arising after Closing pursuant to those Contracts assumed by Buyer). Except for the sums required to discharge obligations of Seller under the Young Electric Sign Company Lease dated June 17, 1996 (the YESCO Lease"), which shall be paid by Buyer at the Closing (such amount not to exceed $43,025,50), to the extent any payments may be due and payable in connection with the termination of any agreements other than the Contracts set forth in Exhibit E, Seller shall make such payments.

     (m) To the best of Seller's knowledge, information and belief, there are no material structural defects with respect to the Property and the Buildings, and its roofs, machinery, electrical, heating, air conditioning, plumbing, ventilating and related operating equipment are in good working order.

     (n) No attachment, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other similar proceedings are pending against Seller, its affiliates or principals.

     (o) Seller (and where applicable DGI) has paid or caused to be paid all real estate taxes, income taxes, special assessments and other taxes, that are due and payable on or before the Closing Date and, if not paid, could result in a lien or charge against the Property and/or Seller.

     (p) No franchise, licensing and related software agreements with any hotel "flags", are in full force and effect according to the terms set forth therein and there are uncured defaults by Seller thereunder.

     (q) Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

     (r) All requisite action (corporate) has been taken by Seller in connection with entering into this Agreement, the instruments referenced herein and the consummation of the transactions contemplated hereby, and no consent of any partner, shareholder, creditor, investor, judicial or administrative body, Governmental Authority or other party is required by Seller which has not been obtained other that the consent of the Days Inn of America, Inc.

     (s) This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legal, binding obligations of, and enforceable against, Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, or equitable principles affecting or limiting the rights of contracting parties generally.

     (t) Neither the execution and delivery of this Agreement and the documents referenced herein nor the consummation of the transactions contemplated herein nor compliance with the terms of this Agreement and the documents referenced herein conflict or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Seller or any of its affiliates is a party or affecting the Property or by which Seller or any of its affiliates may be bound other that the contracts with Days Inn of America, Inc.

     (u) Except for any right, title or interest of third parties under the Existing Exceptions and the Contracts, to the best of Seller's knowledge, no person other than Seller and the hotel guests, has any right, title or interest in or to the Property.

     (v) Seller has not received notice of any pending or threatened condemnation of all or of any portion of the Property, or notice of any violation of zoning restrictions in respect of the Property from any governmental authority or agency.

     (w) Neither Seller, its principals, nor DGI, where applicable, have received notice of any litigation, governmental or administrative proceedings or arbitrations pending or threatened with respect to any of the Property.

     (x) Seller has not entered into and does not know of any unrecorded rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights or contractually required consents to transfer pertaining to the Property which would be breached by this Agreement or the consummation of the transaction provided for herein other that the consent of the Days Inn of America, Inc..

     (y) Seller has not received from any insurance company which carries insurance on the Property, or any Board of Fire Underwriters, any notice of any defect or inadequacy in connection with the Property or its operation which has not been cured.

     (z) Exhibit H contains a substantially complete and accurate list of the names of all employees of Seller and Banter employed in connection with the operation of the Business and their job classifications and wage rates, including any fringe benefits, vacation pay and bonuses.

     (aa) Neither Seller nor DGI maintains or contributes to any plan or arrangement which constitutes an "employee pension benefit plan" as defined in section 3(2) of the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and is not obligated to contribute to or accrue or pay benefits under any deferred compensation, profit sharing, bonus, pensions or retirement funding agreement with respect to any persons employed in connection with the Business or any component thereof.

     (bb) Seller is not entitled to any further award, payment or compensation by virtue of that certain action styled, The State of Nevada on Relation of its Department of Transportation v. Banter, Inc., a Nevada Title Company, Inc., a Nevada corporation, et al. Case No. A 378187 (the "Condemnation").

7    REPRESENTATIONS AND WARRANTIES OF BUYER.

     (a) Buyer represents, warrants and covenants to and with Seller that Buyer has the right, power, legal capacity and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer.

8.   RIGHT OF INSPECTION

     [INTENTIONALLY DELETED].

9.   ADDITIONAL UNDERTAKINGS OF SELLER

Seller shall perform the following undertakings:

     (a) On the Closing Date, Banter shall execute, acknowledge and deliver to Buyer a good and sufficient Grant, Bargain and Sale Deed (the "Deed") in proper form for recording, conveying Seller's title to the Real Property to Buyer, free and clear of all liens, leases encumbrances, covenants, conditions and other matters affecting title created by Seller or its affiliates, except for the Permitted Exceptions, and shall execute and acknowledge (as appropriate) and deliver originals of all the Permits, Contracts, Property Documents, warranty agreements and similar records relating to the Property and, as required by Buyer, assignments of and/or bills of sale for each of the foregoing (including appropriate indemnification to the extent provided for in this Agreement), and all keys to the Property in Seller's possession.

     (b) Seller shall give possession and occupancy of the Property to Buyer on the Closing Date, subject only to the Contracts and the rights of any short term guests or occupants of the Hotel, and in the event Seller shall fail to do so and Buyer nonetheless elects in its sole discretion to purchase the Property, Seller shall become and thereafter be a tenant by sufferance of Buyer.

     (c) If requested to do so by Buyer, on the Closing Date Banter, and if applicable any affiliate of Banter, shall execute and deliver to the Buyer, or any title insurance company designated by it, an owner's affidavit, in the customary form, with respect to the absence of claims which would give rise to mechanics' liens and the absence of parties in possession of the Property other than Seller's hotel guests and tenants pursuant to the terms of Contracts or shall provide such other assurances as shall be reasonably required to enable Buyer to obtain the title insurance policy to be issued pursuant to the title commitment referred to herein.

     (d) Banter shall deliver to Buyer an IRC Affidavit under Section 1445 of the United States Internal Revenue Code, duly authorized and executed by Banter ("IRC Affidavit").

     (e) Banter, DGI, AITD, and any other affiliate of Banter having an interest in or at the Property shall deliver to Buyer an Assignment of Intangible Property and Contract Obligations duly executed and acknowledged in recordable form by Seller (the "Assignment").

     (f) Seller shall deliver to Buyer such other instruments or documents as may be reasonably required by Buyer or the Escrow Agent in order to consummate the transactions contemplated hereby.

     (g) Seller shall certify at Closing that all representations and warranties set forth at Paragraph 6 are true and correct in all material respects as of the Closing Date.

     Escrow Agent shall deliver a conformed copy of the Deed and the original IRC Affidavit and each of the other documents and instruments delivered into Escrow by Seller as set forth above to Buyer simultaneously with the recordation of the Deed. The Deed shall provide that it is to be returned to Escrow Agent or Buyer following recordation. If the original Deed is returned to Escrow Agent, Escrow Agent shall deliver the original Deed to Buyer, with a copy showing all recording information to Seller at the address noted in Paragraph 15, below.

10.  UNDERTAKINGS OF BUYER.

     Buyer shall deliver or cause to be delivered to Escrow Agent on or before the Closing Date the Closing Funds as required under Paragraph 4, above, and such other instruments or documents as may reasonably be required by Seller or the Escrow Agent in order to consummate the transactions contemplated hereby.


11.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to purchase the Property shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Buyer):

     (a) The representations and warranties made by Seller in Section 6 above shall be certified true and correct in all material respects on and as of the Closing Date.

     (b) Seller shall have performed all covenants and obligations required by this

Agreement to be performed or complied with by Seller on or before the Closing Date.

     (c) On the Closing Date, (i) Seller's title to the Property shall be merchantable, insurable, marketable, good of record and in fact, and free-and-clear of all liens, mortgages, deeds of trust, encumbrances, easements, leases, conditions and other matters affecting title other than the Permitted Exceptions, and (ii) Buyer's title insurance company shall have committed unconditionally to issue to Buyer or its designee, at standard rates, an Extended ALTA Owner's Title insurance policy covering the Property, including such endorsements as Buyer may reasonably require, in an amount at least equal to the Purchase Price, insuring title to the Property subject only to:

          (i) The printed exceptions contained in the title company's owner's policy of title insurance;

          (ii)  General and special taxes not then delinquent;

          (iii) The Permitted Exceptions; and

          (iv)  Any matters created by or with the written consent of Buyer.

     (d) On the Closing Date, Madeleine, LLC shall: (i) have consented to provide acquisition financing to Buyer in the original principal amount of $3,765,000; and (ii) have agreed to provide construction financing in the amount of $1,700,000 under such terms as agreed upon by and between Buyer and Madeleine, LLC ("Madeleine").

     (e) On the Closing Date, the Property shall be zoned under the applicable zoning ordinances of the State of Nevada as it is on the date of this Agreement, and such zoning shall permit as a matter of right the present and contemplated improvements and renovations and uses specifically including an unlimited, unconditional nonrestricted gaming operating (as defined in Nevada Revised Statutes Section 463.0177) of the Property.

     (f) Seller shall deliver to Buyer written evidence of the termination by Seller of the License Agreement by and between Cheyenne, as one party and Days Inn of America, Inc. ("Days Inn"), as the other party, and all amendments thereto and ancillary agreement in connection therewith (collectively the "Franchise Agreement").

     (g) Buyer shall have received from Ramada Franchise Systems, Inc. ("Ramada") a comfort letter, in a form acceptable to Buyer in its sole discretion, such that Buyer and Madeleine shall have reasonable assurances as to the award to Buyer of a franchise from Ramada under such terms as are acceptable to Buyer and an estoppel as to any defaults, claims, causes of action or damage existing or which may exist to the benefit of Days Inn against Seller.

     (g) Representatives of both Purchaser and Seller shall have completed a walk through of the Property and jointly executed Schedule B-1 of all Personal Property to be delivered by Seller to Purchaser in "as is" condition as of the Closing Date.

     (h) Except as set forth in Exhibit G, Seller shall have delivered to Purchaser evidence of termination of the Contracts, including but not limited to that certain management agreement for the Property.

     (i) Except as set forth in Exhibit G, both Seller and the Manager of the Property, each on their respective behalf, shall have delivered to Purchaser a certification as to the unavailability of such Property Documents which were not delivered to Purchaser.

     (j) As of the Closing Date, Seller, at its sole cost and expense, shall have delivered to Purchaser, for inspection, review and photocopying, true, correct and complete copies of all of the Property Documents. In the event a document identified as a Property Document is not in possession of Seller or the Property's manager then both Seller, to the best of its knowledge, and the Property Manager each on their respective behalf shall certify to Purchaser of the unavailability of such documents.

12.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

     Seller's obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by Seller of the conditions set forth below before the dates specified below. The following conditions are for the benefit of Seller and can be waived only by Seller:

     (a)  Buyer has timely delivered into Escrow the Closing Funds.

     (b) Buyer shall have performed all obligations and covenants required hereunder to be performed by Buyer on or before the Closing Date.

     (c) Buyer's representations and warranties contained herein and in any other documents furnished to Seller are true and correct as of the Closing Date.

     If any of the above conditions are not satisfied at or prior to the Closing for a reason other than a default by Seller under this Agreement, Seller may terminate this Agreement by written notice to Buyer and Escrow Agent, whereupon Escrow shall be canceled.

13   CLOSING

     (a)  The Closing shall take place on or before April 30, 1998 (the "Closing
Date").   Closing shall take place at the office of the Escrow Agent or at such other location as Buyer and Seller shall designate jointly. The Escrow Agent shall conduct the Closing.

     (b) The delivery to the Escrow Agent of the Purchase Price, the executed deed of conveyance, bill of sale, assignments and all other documents and instruments required to be delivered by either party by the terms of this Agreement shall be deemed to be a good and sufficient tender of performance of the terms hereof. Upon receipt of all referenced Closing Documents and the cash portion of the Purchase Price, the Escrow Agent shall be authorized to proceed to record the documents evidencing this transaction. The date of recordation of this transaction shall be the "Recordation Date".

     (c) The following items of income and expense shall be adjusted as of 6:00 o'clock a.m. on the Recordation Date:

          (i) Real estate and personal property taxes with respect to the Property.
          (ii) Fuel, water and sewer service charges and charges for oil, electricity, telephone and all other public utilities.

          (iii)     Rental income from hotel guests.

          (iv)      All charges payable pursuant to the Contracts.

          (v) Buyer and Seller shall diligently attempt to agree upon all such amounts no later than one (1) business day prior to the Closing Date. If meters measure the consumption of water, gas and/or electric current at the Property by Seller, Seller shall attempt to cause such meters to be read on the day immediately preceding the Recordation Date and shall pay all utility bills resulting therefrom promptly upon receipt thereof. In making the adjustments required by this sub-section, Seller shall receive credit for all prepaid deposits made by Seller and expenses and similar items that are due on or after the Recordation Date, and Seller shall be charged with any unpaid accrued charges for the period prior to the Recordation Date.
 No adjustment shall be made for short term hotel guest room charges and other charges that are past due as of the Recordation Date. In the event that amounts are collected by Buyer from a hotel guest whose obligations are past due as of the Recordation Date, Buyer shall first apply such sum(s) against the amount then currently due Buyer, and then pay to Seller, from such collected funds, the balance owed Seller for the period prior to the Recordation Date.

          (vi) Buyer shall receive a transfer of funds or credit against the Purchase Price for the amount of the Advanced Guest Deposits as set forth on Exhibit "I" attached hereto and incorporated herein, held by Seller as of the date which is one (1) day prior to the Closing Date.

          (vii) Seller shall receive a credit at Closing from Buyer not to exceed $100,000 for those amounts actually advanced by Seller and properly documented by invoices marked paid, cancelled checks and lien releases (conditioned upon receipt of payment where applicable) for labor, materials and building permits issued in connection with those certain pending improvements at the Real Property (the "Building Expenditures") solely to the extent, however, that those Building Expenditures, all of which are more fully set forth on Exhibit F, attached hereto and incorporated herein, are capitalizable in accordance with Generally Accepted Accounting Principles.

     (d)  CLOSING COSTS.

          (i)  Seller shall pay:

               a.   One-half (1/2) of the Escrow fees;

               b.   The cost of documentary transfer taxes;

               c.   The cost of issuing Buyer's title policy in CLTA Standard
                    Form;

                    and

               d.   The cost of any other obligations of Seller hereunder.

          (ii) Buyer shall pay:

               a.   One-half (1/2) of the Escrow fees;

               b.   The cost to record the Deed;

               c. Any additional premium charged for issuance of an ALTA Extended Form and any endorsements to Buyer's title policy; and

               d.   The cost of any other obligations of Buyer hereunder.

14.  TERMINATION

     (a)  If (i) any of the representations and warranties made by the Seller in
Section 6 be materially inaccurate or incorrect, (ii) the Seller shall fail to perform any of the covenants or agreements to be performed by the Seller under this Agreement, or (iii) the Buyer shall be relieved of its obligation to purchase the Property by operation of Section 11, then, in any such event, the Buyer, in its sole and absolute discretion, shall have the right either (A) to extend the Closing Date for a period of not more than one week to allow Seller to satisfy conditions specified in Section 11; (B) to terminate this Agreement by giving written notice to the Seller and the Escrow Agent; (C) in lieu of terminating this Agreement, to seek specific performance of this Agreement. In the event of (A) - (C) above, Buyer reserves all rights it may have to seek damages incurred by it.

     (b) (i) If all conditions precedent to the Buyer's obligation to purchase the Property have been satisfied and the Buyer defaults in purchasing the Property on the Closing Date as required by this Agreement, Seller's obligations to sell this Property under this Agreement shall terminate and Seller shall have the right to pursue all legal and equitable remedies to recover actual and direct damages but not special, indirect, punitive, consequential or lost profits that may be available to Seller as a result of Buyer's default.

          (ii) In the event, however, Buyer and Seller each discharge their obligations hereunder and the Settlement Agent does not break escrow within seven (7) business days from the Closing Date, either party may terminate this Agreement, the parties returned to their position status quo ante and neither party shall have any further liability or rights against each other for damages of any kind, all such claims being expressly waived.

15.  CONDEMNATION AND DAMAGE BY FIRE OR OTHER CASUALTY

     [INTENTIONALLY DELETED].

16.  BROKERS.

Buyer and Seller each represent to the other that they have not dealt with any real estate broker, agent or person who may be entitled to a commission or fee or account of this Agreement, and Buyer and Seller each indemnifies and agrees to defend and hold the other party harmless from and against any loss, costs, liability and expense, including reasonable attorneys' fees, which may be incurred in the event its representations herein prove incorrect.

17.  FOREIGN PERSON.

     If Seller is not a "foreign person," as defined in the Federal Tax Law, then at the Closing, Seller will deliver to Buyer a certificate so stating, in a form complying with the Federal Tax Law. If Seller is a "foreign person" or if Seller fails to deliver the required certificate at the Closing, then in either such event the funding to Seller at the Closing will be adjusted-to the extent required to comply with the withholding provisions of the Federal Tax Law; and although the amount withheld will still be paid at the Closing by Buyer, it will be retained by the Escrow Agent for delivery to the Internal Revenue Service, together with the appropriate Federal Tax Law forwarding forms (and with copies being provided both to Seller and to Buyer).

18.  ENTIRE AGREEMENT.

     No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property, all prior negotiations between the parties are merged in this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as set forth in this Agreement.

19.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     The representations, warranties, covenants, agreements and indemnities set forth in or made pursuant to this Agreement shall remain operative and shall survive the Closing under this Agreement and the execution and delivery of the deed and other documents hereunder and shall not be merged therein, regardless of any investigation made by or on behalf of any party.

20.  BENEFIT AND BURDEN.

Seller may not assign its rights and obligations under this Agreement prior to the Closing Date without first obtaining the prior written consent of Buyer.
All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. If Buyer assigns its rights under this Agreement, Buyer shall promptly deliver an executed copy of the instrument of assignment to Seller.

21.  GOVERNING LAW.

     This Agreement concerns property located in the County of Clark, State of Nevada, and shall be construed and enforced in accordance with the laws of the State of Nevada.

22.  NOTICES.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if deposited in the United States mail, properly addressed and postage prepaid or if delivered to Federal Express or other recognized overnight delivery service, (i) if to Seller, c/o Banter, Inc., 1055 East Tropicana Avenue, Suite 200, Las Vegas, Nevada 89119, with a copy to Philip Murphy, Esquire, 3900 Paradise Road, Suite 283, Las Vegas, Nevada 89109; (ii) if to Buyer, c/o MTR Gaming Group, Inc., Attn: Edson R. Arneault, Route 2, South, P.O. Box 358. Chester, West Virginia, with a copy to James S. Mace, Esquire, Gordon & Silver, Ltd. 3800 Howard Hughes Parkway, 14th Floor, Las Vegas, Nevada 89109 and Louis M. Aronson, Esquire, Ruben & Aronson, LLP, 3299 K Street, N.W., Suite 403, Washington, D.C. 20007; or (iii) if to Escrow Agent: Nevada Title Company, 3320 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102; or (iv) at such other address as may be given by either party to the other party by notice in writing pursuant to provisions of this Section.

23.  COLLECTION OF ACCOUNTS RECEIVABLE.

     (a) Seller will retain all accounts receivable relating to the Hotel accrued as of the Closing (including past due amounts), and shall have the right to collect the same. The accounts receivable shall include, without limitation, unpaid room, food and beverage charges, unpaid telephone charges; unpaid valet charges, unpaid charges for other services or merchandise; amounts owed to Seller from credit cards receipts, whether or not such credit card receipts have been delivered by Seller to the credit card companies; and refunds, prepayments, and like returns attributable to the period prior to the Closing Date.

     (b) All accounts receivable so retained by Seller are referred to as "Seller's Accounts Receivable." If any instruments representing payment of any Seller's Accounts Receivable come into the possession of Buyer, Buyer shall immediately deliver such instruments to Seller. All moneys collected by Buyer from Seller's Accounts Receivable shall be accounted for and be transmitted to Seller on or before the first (1st) and fifteenth (15th) days of each month with a statement showing the respective collections. All moneys collected by Buyer from Seller's Accounts Receivable shall be accounted for and be transmitted to Seller on or before the first (1st) and fifteenth (15th) days of each month with a statement showing the respective collections. All moneys collected from each payor of Seller's Accounts Receivable shall be applied in the reverse order of the age of the outstanding accounts receivable of that payor from the first to new order of the age of the outstanding accounts receivable of that payor from the most recent to the oldest, except where, due to a dispute, a particular payment is designated by the payor to be applied otherwise, in which case such specified application shall control. Buyer shall be accountable only from amounts actually received, and shall have no responsibility for, or duty to inquire into, any amounts deducted by the respective payers from amounts due Seller as service charges, offsets or otherwise. Buyer shall not be required to take any action to enforce the collection of Seller's Accounts Receivable. A charge of fifteen percent (15%) of the amount collected shall be made by Buyer to Seller for handling the collection of any Seller's Accounts Receivable requested by Seller. Buyer shall use reasonable efforts to keep proper records showing the results of collection of Seller's Accounts Receivable, which records shall be open to inspection by Seller or its agents at all reasonable times. Buyer shall not collect or be authorized to collect any Accounts Receivable of Seller unless buyer is specifically requested to do so by Seller. Seller may not institute any action to enforce collection in any court of law to collect any unpaid Seller's Accounts Receivable absent the prior written consent of Buyer which may be withheld in Buyer's sole and absolute discretion. The provisions of this subparagraph shall survive the Closing.

24.  INDEMNIFICATION.

     (a) Each party shall indemnify and hold the other party harmless from and, at the indemnifying party's expense, defend the other party against any and all claims, demands, causes of action, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees of the indemnified party's choice (collectively, "Claims") which (whether insured against or not) may be asserted against, incurred or suffered by the indemnified party from time to time by reason of or in connection with:

          (i) The inaccuracy or breach of any of the representations, warranties or covenants made by the indemnifying party herein; or

          (ii) Any transaction, contract, act, activity, occurrence, or event relating to the Property, the Franchise Agreement or the Business, or the use and operation of the Property, which transaction, contract, act, activity, occurrence or event occurred with respect to Seller as the indemnifying party prior to the Closing (except to the extent such liabilities were charged to Seller through the Section concerning prorations and except to the extent arising under any of the Contracts), or with respect to Buyer as the indemnifying party after the Closing.

     (b) Seller shall indemnify, defend, and hold harmless Buyer from and against all claims against Buyer relating to labor or employment claims of, or liabilities or obligations to, present and former employees of Seller (collectively, "Employee Claims") provided, however, that nothing herein is intended or shall construed as an indemnity for any liabilities or obligations arising out of Buyer's employment or discharge of any persons on or after the Closing Date. By way of illustration but not limitation, Employee Claims shall include claims, liabilities, or obligations relating to salaries, wages, minimum wages, compensation, overtime pay, holiday pay, vacation pay, raises, bonuses, employee benefits, severance pay, grievances under the union contracts, unfair labor practice charges before the National Labor Relations Board workers' compensation, WARN Act, FICA, ERISA obligations, disability, unemployment insurance, breach of employment contracts, whether sounding in contract or tort, wrongful discharge, safety and health, and employment discrimination, including, without limitation, claims before the Equal Opportunity Commission, Office of Federal Contract Compliance Program and the Department of Labor.

     (c) Seller shall indemnify, defend and hold harmless Buyer from and against all claims against Buyer arising from or relating to any contract or commitment of Seller.

     (d)  The indemnity agreements under this Section shall survive the Closing.

     (e) Each of the parties shall promptly notify the other of the existence of any loss, claim, demand or other matter to which the foregoing indemnification obligations may apply and give the indemnifying party a reasonable opportunity to defend the same at the indemnifying party's own expense and with counsel of the indemnifying party's own selection; provided that the indemnified party or parties shall at all times also have the right to fully participate in the defense at its or their own expense. If the indemnifying party shall fail to defend within a reasonable time, the indemnified party shall have the right, but not the obligation, to undertake the defense of, and to compromise and settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk of the indemnifying party, provided the indemnifies party obtains a release for the benefit of the indemnifying party. If the claim is one that cannot by its nature be defended solely by one party, the other parties shall make available all information and cooperation that any party may reasonably request. Unless an indemnifying party fails or refuses to defend a claim or action, an indemnified party shall not be entitled to any attorney's fees for services of the indemnified party's counsel in connection with the matter.

25.  ATTORNEY'S FEES.

     If it shall be necessary for either Buyer or Seller to employ an attorney to enforce or defend its rights under this Agreement, the non-prevailing party shall reimburse the prevailing party for its reasonable attorneys' fees and costs of suit.

26.  COUNTERPARTS.

     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties further acknowledge that facsimile signatures may be accepted in lieu of originals on the signature pages of this Agreement and any related documents necessary for closing and agree that each such facsimile signature shall be replaced promptly with the original as soon as practicable following Closing, time being of the essence.

27.  BENEFIT AND BURDEN

     The Seller may not assign its rights and obligations under this Agreement prior to the Closing Date without first obtaining the prior written consent of the Buyer. All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. If the Buyer assigns its rights under this Agreement, the Buyer shall promptly deliver an executed copy of the instrument of assignment to the Seller.

28.  RISK OF LOSS

     Except as otherwise expressly provided in Section 15 above, the risk of loss or damage to the property by fire or other casualty shall be borne by Seller until recordation of the deed of conveyance to Buyer.

29.  GOVERNING LAW

     This Agreement concerns property located in the State of Nevada, and shall be construed and enforced in accordance with the laws of the State of Nevada.

30.  MISCELLANEOUS

     (a) Time is of the essence with respect to all provisions of this Agreement. If the date on which either Buyer or Seller is required to take action under this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.

     (b) The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     (c) Each party to this Agreement has been afforded an opportunity to have this Agreement reviewed by his respective counsel. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

     (d) Seller shall not have any liability under this Agreement for use or depletion of Operating Supplies in the normal course of business or for reasonable wear and tear to the Improvements or Personal Property subsequent to Seller's execution of this Agreement.

     (e) Each party's representations and warranties made herein are material to the other party's decision to enter into this Agreement and are being relied upon by the other party in undertaking its obligations hereunder. Except to the extent set forth in writing prior to the Closing the representations of each party made herein shall be deemed made again as of the Closing without the necessity of further documentation. The representations and warranties of each of the parties set forth above shall survive the Closing and the delivery of the
Deed.   Seller shall not have any liability to Buyer if a representation of
Seller which was true as of the date of this Agreement is not true as of the Closing Date as a result of: (i) acts or omissions of Buyer or third parties after the execution of this Agreement by Seller, or (ii) circumstances beyond the reasonable control of Seller, so long as Seller notifies Buyer of the circumstances identified in (i) and (ii) herein prior to the Closing.

     (f) Seller does not warrant that any consent required as a condition to Seller's authority to execute, deliver or perform this Agreement will be obtained at or prior to the Closing, it being understood that the conditions to the respective obligations of Buyer and Seller speak for themselves and that neither Buyer or Seller is purporting hereunder to warrant or represent that any condition beyond its control will be satisfied. The representations and warranties of Seller set forth herein are hereby qualified by reference to the right of the Lender to refuse to consent to the transfer of the Property to Buyer.

     (g) Except for the matters set forth in Section 6 hereof, Buyer acknowledges that the Seller is not making and has not made any express or implied representation or warranty concerning the Property or any part or component thereof, including, without limitation, any representation or warranty concerning the past, present or prospective revenues, expenses, income or results of operation thereof; the past or present uses thereof or the prospective uses which can be made thereof; the past, present or prospective value or profitability thereof; the past, present or prospective zoning, subdivision, building or other governmental regulations or controls relating thereto; or any other past, present or prospective matter whatsoever with respect thereto.

     IN WITNESS WHEREOF, Buyer and Seller have signed this Agreement on the day and year first above written.

                              BUYER:

                              SPEAKEASY GAMING OF NEVADA, INC.

                              By: /s/ Edson R. Arneault
                                 --------------------------
                              Name: Edson R. Arneault
                              Its:  President

                              SELLERS:

                              BANTER, INC.

                              By: /s/ Christopher S. Conboy
                                 ----------------------------
                                 Christopher S. Conboy
                                 Assistant Vice President

     DGI and AITD hereby acknowledge receipt and delivery of the foregoing Agreement and are executing this Agreement below for the limited purpose of joining in the representations and warranties set forth in Sections:

     (a)  5(c), 5(g), 5(m), 5(v), 5(y), and
     (b)  _________________________________



                              DESERT GAMING, INC., A NEVADA CORPORATION

                              By: /s/ Christopher S. Conboy
                                 ----------------------------
                                 Christopher S. Conboy
                                 Assistant Vice President

                              AMERICAN INTERNATIONAL TRADE AND
                              DEVELOPMENT, INC., A NEVADA CORPORATION

                              By: /s/ Christopher S. Conboy
                                 ----------------------------
                                 Christopher S. Conboy
                                 Assistant Vice President